Exhibit 99.1

MEDALIST DIVERSIFIED REIT, INC. ANNOUNCES CASH DIVIDEND OF

$0.01 PER SHARE ON ITS COMMON STOCK AND $0.50 PER SHARE ON ITS SERIES A PREFERRED STOCK CASH DIVIDEND

RICHMOND, Va., October 4, 2022--(BUSINESS WIRE)--Medalist Diversified REIT (NASDAQ: MDRR) (the "Company" or "Medalist"), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S.,announced that its Board of Directors has authorized and the Company has declared a quarterly cash dividend on its common stock (the "Common Stock") in the amount of $0.01 per share (the "Dividend"). The 3rd quarter of 2022 dividend will be payable in cash on October 20, 2022 to holders of record of the Common Stock as of October 17, 2022.

The Board of Directors has also authorized and the Company has declared a dividend for the 3rd quarter of 2022 on its 8.0% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") in the amount of $0.50 per share (the "Series A Dividend"). The Series A Dividend will be payable in cash on October 20, 2022 to holders of record of the Series A Preferred Stock as of October 17, 2022.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at www.medalistreit.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including, without limitation, with respect to the completion of the proposed public offering on the terms described or at all. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the prospectus dated June 21, 2021 and its accompanying prospectus supplement dated November 17, 2021, and in the Company’s subsequent annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Contacts

Brent Winn
Medalist Diversified REIT, Inc.
804-338-7708
brent.winn@medalistprop.com